Forum Energy Technologies Announces First Quarter 2013 Diluted EPS of $0.34

•	Revenue growth of 13% over the fourth quarter 2012

•	Net income growth of 33% over the fourth quarter 2012

•	Full year 2013 diluted earnings per share revised guidance of $1.70 to $1.80

HOUSTON, TEXAS, April 25, 2013 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2013 revenue of $373 million compared to $363 million for the first quarter 2012. Net income for the first quarter 2013 was $32 million, down from the first quarter 2012 net income of $42 million. Diluted earnings per share for the first quarter 2013 were $0.34, compared to first quarter 2012 diluted earnings per share of $0.57. The first quarter 2012 diluted earnings per share did not include the impact of the 16.6 million shares issued in connection with Forum's initial public offering in April 2012.

First Quarter Results by Segment
Drilling & Subsea
Drilling & Subsea revenue in the first quarter 2013 was $222 million, an increase of $9 million, or 4%, from the first quarter 2012 primarily due to the benefit of the four acquisitions completed during the fourth quarter 2012. The Subsea Technologies product line had increased revenue of 28% over the first quarter 2012 on contribution from the Dynacon and Syntech acquisitions, and in the first quarter 2013, received a record level of new orders for remotely operated vehicles (ROVs) and related equipment and products. The Drilling Technologies product line had decreased revenue of 11% compared to the first quarter 2012, in line with the decrease in the North America land rig count.
Production & Infrastructure
Production & Infrastructure revenue in the first quarter 2013 was $151 million, which was flat compared to the first quarter 2012 due to the decline in the Flow Equipment product line revenue from the very high levels in the 2012 period. Both the Production Equipment and Valve Solutions product lines had increased revenue of approximately 20% over the first quarter 2012 on strong demand for production and processing systems and continued good market activity in the midstream transmission and petrochemical industries. Forum's Production Equipment product line generated record revenue in the first quarter 2013.

Review and Outlook
Cris Gaut, Chairman and Chief Executive Officer of Forum, remarked, "Forum had a good first quarter and start to the year. We improved sequential revenue, operating income, and margin in both business segments on improved customer spending for our capital equipment and consumable products, and the full quarter benefit of the four acquisitions completed during the fourth quarter 2012. We are progressing well with the integration of the four acquisitions.
"We are especially pleased with the performance of our Subsea, Valves and Production Equipment product lines. However, the Drilling Technologies product line continues to face demand softness due to the depressed North America land drilling market. Although we are seeing an increase in international drilling capital equipment orders, these orders are typically associated with extended delivery times. We are also seeing pricing pressure for certain products within Drilling Technologies and Flow Equipment.
"Forum expects diluted earnings per share for the second quarter 2013 of $0.35 to $0.40, and the full year 2013 of $1.70 to $1.80."

Recent Events

•	A contract with Helix Energy to supply a PerryTM XT1500 Trenching system and two XLX 200HP ROV systems.

•	The sale of three PerryTM XLX 150HP ROVs and one Sub-AtlanticTM Comanche ROV to Integrated Subsea Services Ltd.

•
Our Production Equipment product line was awarded several projects for the EDGETM II desalting technology processing equipment and additional awards for multi-well modular surface production equipment.

Conference Call Information
Forum's conference call is scheduled for April 26, 2013 at 9:00 AM CDT. During the call, the company intends to discuss first quarter 2013 results. To access the call, please call the conference call operator at 888-713-4217 within North America, or 617-213-4869 outside of North America. The access code is 36243710. The call will also be broadcast through the Investor Relations link on Forum's website at www.f-e-t.com. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. A replay of the call will be available for 30 days and may be accessed by dialing 888-286-8010 within North America, or 617-801-6888 outside of North America. The access code is 68890356.

Forum Energy Technologies, Inc., headquartered in Houston, Texas, is a global provider of manufactured technologies and applied products to the energy industry. Forum's over 3,400 employees provide the products and technologies essential to solving the increasingly complex challenges of the subsea, drilling, and production sectors of the oil and gas industry. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Mark Traylor - Vice President, Investor Relations & Planning
281.368.1108
mark.traylor@f-e-t.com

Media Contact
Donna Smith - Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2013	2012	2012
Revenue	$373.0	$363.5	$330.1
Total operating expenses	323.8	293.3	292.2
Operating income	49.2	70.2	37.9
Interest expense	3.4	5.8	3.4
Loss (gain) on foreign exchange	(1.5)	—	0.5
Profit before income taxes	47.3	64.4	34.0
Provision for income tax expense	15.4	21.9	10.1
Net income	31.9	42.5	23.9
Less: Net income attributable to noncontrolling interest	—	—	—
Net income attributable to common stockholders	$31.9	$42.5	$23.9

Weighted average shares outstanding (1)
Basic	88.5	68.0	86.1
Diluted	94.4	74.7	93.4

Earnings per share
Basic	$0.36	$0.63	$0.28
Diluted	$0.34	$0.57	$0.26

(1) First quarter 2013 and fourth quarter 2012 diluted earnings per share include the impact of the 16.6 million shares issued in the IPO and concurrent private placement on April 12, 2012.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets

(in millions of dollars)	March 31, 2013	December 31, 2012
Assets	(unaudited)
Current assets
Cash and cash equivalents	$26.9	$41.1
Other current assets	745.4	733.8
Total current assets	772.3	774.9
Property and equipment, net of accumulated depreciation	152.0	153.0
Goodwill and other intangibles, net	935.4	953.2
Other long-term assets	11.8	11.9
Total assets	$1,871.5	$1,893.0
Liabilities and Equity
Current liabilities
Current portion of long-term debt and capital lease obligations	$22.6	$20.5
Accounts payable—trade	93.0	99.0
Accrued liabilities	104.6	93.7
Other current liabilities	54.4	67.7
Total current liabilities	274.6	280.9
Long-term debt, net of current portion	366.0	400.2
Other long-term liabilities	52.9	49.7
Total liabilities	693.5	730.8
Commitments and contingencies
Equity
Total stockholders’ equity	1,177.4	1,161.5
Noncontrolling interest in subsidiary	0.6	0.7
Total equity	1,178.0	1,162.2
Total liabilities and equity	$1,871.5	$1,893.0

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three months ended March 31,
(in millions of dollars)	2013	2012
Cash flows from operating activities
Net income	$31.9	$42.5
Depreciation and amortization	13.9	11.8
Other, primarily working capital	(17.3)	(33.4)
Net cash provided by operating activities	$28.5	$20.9
Cash flows from investing activities
Capital expenditures for property and equipment	$(10.1)	$(12.3)
Other	(1.3)	(1.4)
Net cash provided by (used in) investing activities	$(11.4)	$(13.7)
Cash flows from financing activities
Borrowings of long-term debt, including borrowings due to acquisitions	$9.9	$42.1
Repayment of long-term debt	(42.0)	(52.4)
Other	3.1	1.1
Net cash provided by (used in) financing activities	$(29.0)	$(9.2)
Effect of exchange rate changes on cash	(2.3)	(2.7)
Net increase (decrease) in cash and cash equivalents	$(14.2)	$(4.7)

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2013	March 31, 2012	December 31, 2012
Revenue
Drilling & Subsea	$221.9	$213.1	$187.0
Production & Infrastructure	151.2	150.6	143.4
Eliminations	(0.1)	(0.2)	(0.3)
Total revenue	$373.0	$363.5	$330.1

Operating income
Drilling & Subsea	$35.2	$46.0	$27.4
Operating income margin %	15.9%	21.6%	14.7%
Production & Infrastructure	21.4	29.7	17.2
Operating income margin %	14.2%	19.7%	12.0%
Corporate	(7.2)	(4.1)	(5.6)
Total Segment operating income	49.4	71.6	39.0
Other items not included in segment operating income (1)	(0.2)	(1.4)	(1.1)
Total operating income	$49.2	$70.2	$37.9
Operating income margin %	13.2%	19.3%	11.5%

EBITDA (2)
Drilling & Subsea	$46.7	$54.6	$36.7
Percentage of D&S revenue %	21.0%	25.6%	19.6%
Production & Infrastructure	24.7	32.8	20.7
Percentage of P&I revenue %	16.3%	21.8%	14.4%
Corporate	(6.8)	(4.0)	(5.4)
Other items (3)	—	(1.4)	(0.9)
Total EBITDA	$64.6	$82.0	$51.1
Percentage of total revenue %	17.3%	22.6%	15.5%

(1) Includes contingent consideration, transaction expenses and gain/(loss) on sale of assets.
(2) The company believes the presentation of EBITDA is useful to the company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

(3) Includes contingent consideration and transaction expenses.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2013	March 31, 2012	December 31, 2012
EBITDA reconciliation (1)
Net income attributable to common stockholders	$31.9	$42.5	$23.9
Interest expense	3.4	5.8	3.4
Depreciation and amortization	13.9	11.8	13.7
Income tax expense	15.4	21.9	10.1
EBITDA	$64.6	$82.0	$51.1

(1) The company believes the presentation of EBITDA is useful to the company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.